RESTATED ARTICLES OF INCORPORATION
OF
MC SHIPPING INC.

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Liberian Business Corporation Act, does hereby make, subscribe, acknowledge and file in the Office of the Minister of Foreign Affairs this instrument for that purpose, as follows:

FIRST. Corporate Name. The name of the Corporation (herein called the “Corporation”) is MC Shipping Inc.

SECOND. Duration. The duration of the Corporation shall be perpetual.

THIRD. Corporate Purposes. The purpose of the Corporation is to engage in the following activities:

(1) To purchase or otherwise acquire, own, use, operate, pledge, hypothecate, mortgage, lease, charter, subcharter and sell, bulkcarriers, motorships, chemical and product tankers, and all other vessels and craft of any and all kinds, together with engines, boilers, machinery, equipment and appurtenances of all kinds, including boats, anchors, cables, furniture and all other necessities thereunto appertaining and belonging, together with all materials, articles, tools, equipment and appliances necessary, suitable or convenient for the  construction, equipment, use and operation thereof; to equip, furnish and outfit such vessels and ships; and to furnish services of every kind and description, to operate any business related to any of the foregoing.

(2) To engage in ocean, coastwise and inland commerce, and generally in the carriage of freight, goods, cargo in bulk, mail and personal effects by water between the various ports of the world and to engage generally in waterborne commerce throughout the world.

(3) To enter into, make and perform contracts of every kind and description as may be necessary or  desirable to accomplish the acts or activities described in these Articles with any person,  municipality, county, state, body, politic government, colony or any dependency thereof.

(4) To appoint or act as an agent, broker, or representative, general or special, in respect of any or all of the powers expressed in this Article or implied  hereby; to appoint agents, attorneys-in-fact, brokers or representatives.

(5) To carry on its business, to have one or more offices, and to exercise its powers in foreign countries, subject to the laws of the particular country.

(6) To draw, make, accept, endorse, execute and issue promissory notes, bills of exchange, bonds, debentures, and other instruments, and evidences of indebtedness either secured by mortgage, pledge, deed of trust, or otherwise, or unsecured, and to borrow or raise money and contract debts, when necessary for the transaction of its business or for the exercise of its corporate rights, privileges or franchises.

(7) To give, in furtherance of the corporate purposes of the Corporation, a guarantee of the indebtedness or obligations of subsidiary corporations. For the purpose of giving guarantees, as well as for all other purposes, the corporate purposes of the Corporation include all such acts and activities stated in these Articles, to the end that no such guarantee given by the Corporation in furtherance of its corporate purposes shall be subject to authorization by the shareholders of the Corporation.

(8) To cause to be formed, merged, reorganized  or liquidated, and to promote or take charge of, in any way permitted by law, the formation, merger, organization or liquidation of any body corporate in the Republic of Liberia or abroad as may be necessary or desirable to accomplish the acts or activities described in these Articles.

(9) To make and issue trust receipts, deposit receipts, certificates of deposit, interim receipts, or any other receipts for, or certificates of deposit for, any securities or interest therein; to acquire and exercise any proxies or powers of attorney or other privileges pertaining to any securities or interest therein.

(10) To cause or allow the legal title, or any legal or equitable estate, right or interest in any property, whether real, personal or mixed, owned,  acquired, controlled or operated by the Corporation, to remain or to be vested or registered in the name of, or operated by, any person, formed or to be formed, either upon trust for or as agents or nominees of, the Corporation, or upon any other proper terms or conditions which the Board of Directors may consider for the benefit of the Corporation.

(11) To the extent suitable or necessary to carry  out any of the purposes hereinbefore or hereinafter set forth, to buy, sell and deal in foreign exchange.

(12) To invest its uninvested funds or surplus or  both from time to time to such extent as the Corporation may deem advisable in securities or in call or in time loans or both or otherwise, upon such security, if any, as the Board of Directors may determine.

(13) To issue, purchase, hold, sell, transfer, reissue or cancel the shares of common stock of the Corporation.

(14) To indemnify any person to the full extent permitted by Section 6.13 of the Business Corporation Act, as now or hereafter amended, restated or recodified or as otherwise permitted by law by action of its Board of Directors without the authorization of the Shareholders, whether or not one or more of the directors voting for such indemnification constitute or are included among the parties indemnified and to purchase and maintain insurance for any such person against any liability asserted against him and incurred by him, whether or not the Corporation would have the power to in demnify him against such liability under the provisions of the aforesaid Section 6.13.

(15) To do any and all of the acts and things set forth in this Article, as principal, factor, agent, contractor, or otherwise, either alone or in company with others; and in general to carry on any other similar business which is incidental or conducive or convenient or proper to the attainment of the foregoing purposes or any of them; and to exercise any and all powers which are lawful for the Corporation to exercise under the laws of the Republic of Liberia.

(16) To have and exercise all powers necessary or convenient to effect any and all of the purposes for which the Corporation is formed including the powers listed in Section 2.2 of the Business Corporation Act.

The foregoing clauses shall be construed as both purposes and powers; and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the Corporation; nor shall the expression of one thing be deemed to exclude another, although it be of like nature, not expressed.

All of the foregoing purposes and powers are subject, however, to the limitation and restriction that the Corporation shall at all times be a “non-resident domestic corporation” within the meaning of the Business Corporation Act and in particular the Corporation shall not in the Republic of Liberia engage in the banking business or the insurance business or exercise banking powers or insurance powers, and nothing in these Articles of Incorporation shall be deemed to authorize it to do so.

FOURTH. Registered Address and Agent. The registered address of the Corporation in the Republic of Liberia shall be 80 Broad Street, Monrovia, Liberia. The name of the registered agent of the Corporation at such address shall be The LISCR Trust Company.

FIFTH. Capitalization.

(1) Authorized Amount. The aggregate number of shares which the Corporation shall have authority to issue is 20,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), to be issued as registered shares.

(2) No Preemptive Rights. No holder of any shares of the Corporation shall have any preemptive right to subscribe for, purchase or receive (i) any shares of the Corporation, whether now or hereafter authorized, (ii) any securities convertible into, or carrying options to purchase, any shares of the Corporation, or (iii) any options or rights to purchase any such shares or securities. Any such shares, securities options or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

SIXTH. Provisions for the Regulation of the Affairs of the Corporation.

(1) Definitions. For the purposes of this Article Sixth the following terms shall have the meanings set forth below:

“Fundamental Transaction”. Any amendment of these Articles of Incorporation, or the adoption, amendment or repeal of Section 9.07 of the By-laws of the Corporation as initially adopted, or the merger, consolidation or division of the Corporation, if any such transaction requires the approval of the Shareholders under the Business Corporation Act.

“Shareholder” or “Shareholders”. A holder or holders of shares of the Common Stock, whether such shares are held as fiduciary, receiver, pledgor, pledgee or otherwise.

(2) Board of Directors.

(i) Number; Classification. The number of directors constituting the initial Board of Directors shall be seven. Subsequent to the establishment of such initial Board of Directors, the Board of Directors of the Corporation shall consist of such number of Directors, not less than three, as shall be determined from time to time by the Board of Directors as provided in the By-laws or by vote of the Shareholders. Shareholders may only change the number of directors or quorum requirements for meetings of the Board of Directors by the affirmative vote of the holders of at least two-thirds of the shares of the Corporation entitled to vote thereon. Cumulative voting for Directors shall not be permitted. The Board shall be divided into two classes, each consisting of at least three Directors. The two classes of Directors shall be comprised as follows:

Class A shall be comprised of directors who shall serve until the annual meeting of Shareholders in 1990 and the qualification of their successors.

Class B shall be comprised of directors who shall serve until the annual meeting of Shareholders in 1991 and the qualification of their successors.

(ii) Qualifications. Directors of the Corporation may be of any nationality and need not be residents of Liberia or Shareholders. No corporation may be appointed or elected a director of the Corporation. No individual shall be appointed or elected a Director of the Corporation unless:

(a) such person is an officer or director of the Corporation, or an officer or director of any corporation which was a direct or indirect majority-owned subsidiary of the Corporation at the time such person was elected an officer or director thereof and which has continued to be such a subsidiary through the record date for the meeting at which Directors of the Corporation are to be elected; or

(b) such person is elected to fill a vacancy in the Board of Directors (including any vacancy resulting from any increase in the authorized number of Directors) by a vote of two-thirds of the Directors then in office; or

(c) the name of such person, together with a written consent to serve if elected and such written information concerning percentage of ownership in the Corporation, prior occupation, transactions with the Corporation or its subsidiaries, and other matters as may at the time be required by or pursuant to the By-laws, shall have been filed with the Secretary of the Corporation no later than:

(A) the adjournment of the annual meeting of Shareholders for the year immediately preceding the annual meeting at which such person intends to be a candidate for Director, or

(B) 12 months prior to the day on which the meeting is to be held, if the person intends to be a candidate for Director at a special meeting of shareholders.

(iii) Removal of Directors. Directors of the Corporation may not be removed without cause by vote of the Shareholders. If the Shareholders remove any Director for cause, the vacancy shall be filled by vote of two-thirds of the Directors then in office, although less than a quorum may exist. No decrease or increase in the size of the Board shall shorten or otherwise affect the term of any incumbent Director.

(iv) By-laws. By-laws may be amended, repealed or adopted by the Board of Directors in the manner provided in the By-laws.

(3) Approval of Fundamental Transactions. The affirmative vote of the holders of two-thirds of the shares of the Corporation present in person or represented by proxy and entitled to vote thereon, but in no event less than a majority of the outstanding shares of the Corporation entitled to vote thereon, shall be required to authorize any Fundamental Transaction.

(4) Approval of Issuances of Capital Stock. The affirmative vote of at least 66 2/3% of the Corporation’s outstanding Common Stock shall be required to authorize any additional issuance of capital stock, other than an issuance of capital stock (a) in accordance with the provisions of the Corporation’s By-laws, in exchange for outstanding shares of Common Stock on a one-for-one basis or in replacement for shares of Common Stock which have been lost, stolen, destroyed or mutilated and (b) issued in order to give effect to a stock split by the Corporation.

SEVENTH.  Reservation of Right to Amend. Subject to-the provisions of Article SIXTH hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the Business Corporation Act of the Republic of Liberia, and all rights conferred upon shareholders herein are granted subject to this reservation.

EIGHTH. Original Incorporator. The name and mailing address of the incorporator of these Articles of Incorporation and the number of shares of stock subscribed by the incorporator is:

Name Subscribed	Post Office Address	Number of Shares of Common Stock
S.B. Goweth	80 Broad Street	‘One
Monrovia, Liberia

NINETH. The existence of the Corporation shall begin upon the filing of these Articles of Incorporation with the Minister of Foreign Affairs as of the filing date stated on these Articles.

IN WITNESS WHEREOF, I have made, subscribed and acknowledged this instrument on the 17th day of March, 1989”

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment and Restated Articles of Incorporation on this 28th day of July, 2006.

By:/s/A.S. CRAWFORD
Antony S. Crawford - President

By:/s/A.GORCHAKOV
Alexander Gorchakov - Secretary